Exhibit 10.14

Thomas L. Thimot
Chief Executive Officer tomthimot@authid.ai

November 19, 2021

Via E-MAIL

thomasszoke@authid.ai

Thomas R. Szoke

921 Parkside Pointe Boulevard

Apopke, FL 32712

Re:	Terms of Separation

Dear Tom:

This letter confirms the agreement (this “Agreement”) between you and Ipsidy Inc. (the “Company”), concerning your separation from the Company. You and the Company shall collectively be referred to as the “Parties.”

Whereas, the Parties entered into that certain Employment Offer Letter dated January 31, 2017 (the “Offer Letter”) and that certain Executive Retention Agreement dated January 31, 2017 (the “Retention Agreement”), through which you were employed by the Company as an Executive Officer;

Whereas, you have indicated your intent to retire from the Company as of December 1, 2021 and the Parties have agreed to the terms of your separation from the Company as an Executive Officer as more fully set forth below and your continuing as a consultant to the Company;

Whereas, the Parties desire to fully and finally discharge, compromise, settle, and resolve any and all disputes, claims or controversies between the Parties, including those arising from or related to the Offer Letter, the Retention Agreement and your separation from the Company;

Whereas, the Parties expressly agree and acknowledge that the Retention Agreement and the separation benefits set forth therein do not apply and are superseded and replaced in full by this Agreement; and

Ipsidy Inc. ● 670 Long Beach Boulevard ● Long Beach, New York 11561 ● Tel +1 516 274 8700 ● www.authid.ai

Thomas R. Szoke:
Page 2 November 19, 2021

Now, therefore, the Parties enter into this Agreement under the following terms:

1. Separation Date: December 1, 2021 is your last day of employment with the Company (the “Separation Date”).

2. Final Pay & Expenses:

(a) Company agrees to pay you your final pay through the Separation Date on November 30, 2021. All payments hereunder shall be made subject to all required State and Federal payroll deductions.

(b) Within ten (10) days following submission to the Company of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses incurred by the Executive, consistent with the Company’s expense reimbursement policy in effect prior to the incurring of each such expense, in connection with the business of the Company prior to the Termination Date.

3. Separation Benefits: In exchange for your agreement to the general mutual release and waiver of claims as set forth below and your other promises herein, and following the Effective Date of this Agreement (defined below), the Company agrees to provide you with:

(a) COBRA: As you are enrolled in the Company’s healthcare plans, coverage will end on the last day of the month during which separation occurs, namely December 31, 2021. Commencing January 1, 2022, you are eligible for continued medical coverage under the federal law known as COBRA. Coverage may be purchased for such period as may permitted by law. Upon your timely election to continue your existing health benefits under COBRA, and provided, however, that (i) you constitute a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) you elect continuation coverage within the time period prescribed pursuant to COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, you may continue coverage under the Company’s then existing health benefits plan. You will thereafter be responsible for the payment of premiums for any health insurance. Notwithstanding the foregoing at your election, you will make arrangements for your own health insurance

(b) Indemnification: The terms of that certain Indemnification Agreement, dated as of January 31, 2017, by and between you and the Company shall govern all claims related to actions arising prior to the Separation Date to the fullest extent permitted by law, and the Company shall continue to provide coverage under the Company’s Directors and Officers Insurance Policy for not less than twenty-four (24) months following the Separation Date under substantially the same terms in effect immediately prior to the Separation Date.

(c) Equity: Your outstanding options to purchase (the “Stock Options”) 33,334 shares of the Common Stock (“Shares”) granted to you May 5, 2021 shall become fully vested upon the Separation Date and shall remain outstanding and may be exercised for the remaining term applicable to such Stock Options. Your remaining Stock Options to purchase 333,333 shares are already fully vested and shall remain outstanding and may be exercised for the remaining term applicable to such Stock Options.

Ipsidy Inc. ● 670 Long Beach Boulevard ● Long Beach, New York 11561 ● Tel +1 516 274 8700 ● www.authid.ai

Thomas R. Szoke:
Page 3 November 19, 2021

4. Proprietary Information: You hereby acknowledge that you are bound by the Employee Invention Assignment and Confidentiality Agreement dated January 31, 2017 (the “Invention Assignment Agreement”) and that as a result of your employment with the Company you have had access to the Company’s Confidential Information (as defined in the Invention Assignment Agreement), that you will hold all Confidential Information in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone, other than the Company. The Invention Assignment Agreement shall remain in full force and effect and shall continue to apply to any Confidential Information you may receive as a consultant of the Company.

5. Mutual General Release and Waiver of Claims:

(a) To the fullest extent permitted by law, in consideration of the Parties’ mutual waivers and releases hereunder and the provision of severance and other benefits hereunder you for yourself and your agents, successors, heirs, executors, administrators and assigns, (collectively the “Szoke Releasees”) hereby irrevocably and unconditionally forever release and discharge the Company and each of its current and former predecessors, successors, affiliates, subsidiaries, benefit plans and assigns, and each of their current and former directors, officers, members, trustees, administrators, employees, representatives and agents (collectively, the “Company Releasees”) and the Company Releasees hereby irrevocably and unconditionally forever release and discharge the Szoke Releasees from any claims they may have against each other, up to and including the date of this Agreement, subject to sub-section 5(b) below. For the purpose of implementing a full and complete release and discharge of the Company Releasees and the Szoke Releasees respectively as set forth above, the Parties acknowledge and agree that this Release is intended to include in its effect, without limitation, all claims whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims arising from or related to the Retention Agreement, your Offer Letter claims under Title VII of the 1964 Civil Rights Act, as amended, the New York Human Rights Law and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act, the Family and Medical Leave Act and any similar state laws, all applicable state and local wage and hour laws, and the Codes, Rules and Regulations of the State of New York and the State of Florida.

(b) The Parties do not intend to release claims that may not be released as a matter of law, nor any claims for indemnity (including under Section 3(b) of this Agreement), any claims for enforcement of this Agreement, or any claims arising after the date hereof. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

Ipsidy Inc. ● 670 Long Beach Boulevard ● Long Beach, New York 11561 ● Tel +1 516 274 8700 ● www.authid.ai

Thomas R. Szoke:
Page 4 November 19, 2021

6. Arbitration:

(a) Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Agreement (other than claims relating to misuse or misappropriation of the intellectual property of the Company), the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon you or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

(b) Costs of Arbitration. All costs of arbitration, including your reasonable attorney’s fees, will be borne by the Company, except that if you initiate arbitration and the arbitrator finds your claims to be frivolous you shall be responsible for his own costs and attorneys fees.

(c) Site of Arbitration. The site of the arbitration proceeding shall be in New York City, New York.

7. Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement that is not subject to mandatory arbitration pursuant to Section 6 above, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

8. No Admission of Liability: This Agreement is not and shall not be construed or contended by either party to be an admission or evidence of any wrongdoing or liability on the part of the Parties or the respective Releasees.

9. Complete Agreement: This Agreement constitutes the entire agreement between the Parties and their respective Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, specifically including but not limited to the Retention Agreement and the Offer Letter; provided, however, that this Agreement expressly does not supersede, modify, amend or affect the Indemnification Agreement and the Invention Agreement, (except to the extent expressly amended hereby). You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.

Ipsidy Inc. ● 670 Long Beach Boulevard ● Long Beach, New York 11561 ● Tel +1 516 274 8700 ● www.authid.ai

Thomas R. Szoke:
Page 5 November 19, 2021

10. Voluntary Execution. You explicitly and unconditionally acknowledge and agree that you:

(a) have carefully read and fully understand all of the terms of this Agreement;

(b) understand that by signing this Agreement, you are waiving your rights to all claims described in Paragraph 5 of this Agreement, and that you are not waiving any rights arising after the date that this Agreement is signed;

(c) knowingly and voluntarily agree to all of the terms set forth in this Agreement;

(d) knowingly and voluntarily intend to be legally bound by this Agreement;

(e) are receiving consideration (i.e. equity and other benefits and resolution of a dispute without the risks and burdens of arbitration, a release) in addition to anything of value to which you are already entitled;

(f) are hereby advised in writing to consult with an attorney prior to signing this Agreement;

(g) have been given 21 days within which to consider this Agreement before signing it, and understand that the running of that 21-day period will not be re-started by any changes to this Agreement;

(h) are hereby advised that you may revoke this Agreement in writing within 7 days of signing it (by submitting such written revocation to first by e-mail and then by U.S. Mail Stuart Stoller, CFO, Ipsidy Inc., 670 Long Beach Boulevard, Long Beach, NY 11561 no later than the 8th day after signing), and that therefore, this Agreement shall not become effective or enforceable, nor shall any consideration be paid, until this 7-day revocation period has expired (the “Effective Date”); and

(i) have not been coerced, threatened, or intimidated in any way into signing this Agreement.

11. Employment Verification: All inquiries regarding your employment with the Company should be directed to Stuart Stoller – CFO, Ipsidy Inc., 670 Long Beach Boulevard, Long Beach, NY 11651, or email: StuartStoller@authid.ai. Reference inquiries will be responded to only by verifying dates of employment and last position held.

12. Future Address & Email Changes: As it may be necessary for the Company to reach you in the future, Company requests that you notify the Company if you change your residence or email address. All such notifications should be sent to Stuart Stoller – CFO, Ipsidy Inc., as above.

13. Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the Parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

Ipsidy Inc. ● 670 Long Beach Boulevard ● Long Beach, New York 11561 ● Tel +1 516 274 8700 ● www.authid.ai

Thomas R. Szoke:
Page 6 November 19, 2021

14. Modification; Counterparts; Electronic Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile, PDF or other electronic signature (e.g., DocuSign, EchoSign) shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

15. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

16. Additional Matters and Further Assurance:

(a) You hereby agree to do all such acts and execute and deliver all such documents and property as the Company may reasonably require at its cost in order to (1) resign from all other offices of the Company and its subsidiaries; (2) remove yourself as a signatory of any bank or other financial accounts of the Company or its subsidiaries; (3) transfer to or to the order of the Company any property which you hold on its behalf as trustee or nominee, or otherwise in connection with your employment; and (4) carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(b) The Company hereby agrees to do all such acts and execute and deliver all such documents and property as you may reasonably require at the Company’s cost in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(c) The Company agrees to accord you the title of “Founder Emeritus”, which it intends to include in the press release announcing your retirement. Company may include your likeness and such title and a brief bio on its website, at its discretion.

Ipsidy Inc. ● 670 Long Beach Boulevard ● Long Beach, New York 11561 ● Tel +1 516 274 8700 ● www.authid.ai

Thomas R. Szoke:
Page 7 November 19, 2021

We appreciate your long years of service and contributions to the Company.

Sincerely,

Ipsidy Inc.

/s/ Thomas L. Thimot

Thomas L. Thimot, CEO

READ, AGREED AND CONSENTED TO:

/s/ Thomas R. Szoke	November 20, 2021
THOMAS R. SZOKE	DATE

Ipsidy Inc. ● 670 Long Beach Boulevard ● Long Beach, New York 11561 ● Tel +1 516 274 8700 ● www.authid.ai